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                                                                     Exhibit 2.4

                     AMENDED AND RESTATED FINANCING OPTION

     THIS AMENDED AND RESTATED FINANCING OPTION (this "Agreement") is made and entered into as of the 28th day of July, 2000 by and among HealthWatch, Inc., a Minnesota corporation ("HealthWatch"), and Halis, Inc., a Georgia corporation


                                  WITNESSETH:

     WHEREAS, HealthWatch and Halis entered into a letter of intent on March 8, 2000 (the "Letter of Intent") for the acquisition by HealthWatch of Halis, by means of the merger of Halis with and into a wholly-owned subsidiary of HealthWatch. Paragraph 9 of the Letter of Intent also contains a financing option which grants HealthWatch an unconditional right to purchase up to $1,000,000 of the Halis' common stock at $.20 per share, and upon any such financing HealthWatch shall have a three-month option to invest up to an additional $5,000,000 at the same $.20 per share;

     WHEREAS, on April 29, 2000, HealthWatch acquired 5,000,000 shares of Halis common stock at $.20 per share for a total purchase price of $1,000,000 in accordance with the financing option contained in the Letter of Intent;

     WHEREAS, on June 29, 2000, HealthWatch and Halis executed an Agreement and Plan of Merger by and among Halis, HealthWatch and HealthWatch Merger Sub, Inc., a Georgia Corporation and wholly-owned subsidiary of HealthWatch; and

     WHEREAS, without affecting the terms and conditions of the merger, Halis and HealthWatch wish to extend the option period contained in Paragraph 9 the Letter of Intent to acquire an additional 25,000,000 shares of Halis common stock at $.20 per share for a total purchase price of $5,000,000 for a period of two months, with the same terms and conditions as continued in the Letter of Intent, resulting in the option period running through and including September 29, 2000.

     NOW, THEREFORE, for and in consideration of the respective covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. The option period continued in Paragraph 9 of the Letter of Intent shall be deleted in its entirety and replaced with the following:

     "9.  Financing Option.

     Prior to the closing of the merger, Purchaser shall have until September 29, 2000 to purchase up to $5,000,000 of the Seller's common stock at $.20 per share."
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2.   Except as modified by this Agreement, all terms and conditions of the
Letter of Intent are hereby reaffirmed.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the effective date mentioned above.

                                        HEALTHWATCH, INC.

                                        By:   /s/ Paul W. Harrison
                                              --------------------------------
                                        Its:  President
                                              --------------------------------

                                        HALIS, INC.

                                        By:   /s/ Joel Greenspan
                                              --------------------------------
                                        Its:  Member of the Board of Directors
                                              --------------------------------

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